EXHIBIT 10.9

QUEEN’S GAMBIT GROWTH CAPITAL

55 Hudson Yards, 44th Floor

New York, NY 10001

June 21, 2021

Queen’s Gambit Holdings LLC

55 Hudson Yards, 44th Floor

New York, NY 10001

Re:	Amended Administrative Support Agreement

Ladies and Gentlemen:

On January 19, 2021, Queen’s Gambit Holdings LLC (“Sponsor”) entered into a letter agreement (the “Initial Administrative Services Agreement”) with Queen’s Gambit Growth Capital (the “Company”) with respect to certain office space, utilities and secretarial and administrative support that is more fully described in the Registration Statement on Form S-1 and prospectus filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) by the Company.

This letter agreement, dated as of the date hereof, is being entered into by and between the Company and Sponsor to confirm the agreement of the Company and Sponsor that, commencing on the date hereof and continuing until the earlier of the consummation by the Company of an initial business combination and the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(i)To the extent requested by the Company, Sponsor shall make available (or cause other persons to make available) to the Company, at 55 Hudson Yards, 44th Floor, New York, NY 10001 (or any successor location of Sponsor), certain office space, utilities and secretarial and administrative support as may be reasonably required by the Company, and, upon Sponsor’s request and provision of documentation evidencing the reasonable amounts incurred to provide such office space or support, the Company shall reimburse Sponsor (and Sponsor shall receive on behalf of itself or, to the extent it has caused or will cause another person to make support available to the Company, as nominee on behalf of such other person) for such amounts in cash, provided that such reimbursement shall not exceed $240,000 in the aggregate during the period beginning on the date the securities of the Company were first listed on the Nasdaq Capital Market and ending on the Termination Date.

(ii)

Sponsor hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement, understanding and intent of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements (including, but not limited to, the Initial Administrative Services Agreement) or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.  The parties acknowledge that no office space, utilities or secretarial or administrative support has been provided to the Company and no payments have been made to Sponsor under the Initial Administrative Services Agreement.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party; provided, however, that Sponsor may assign this letter agreement, in whole or in part, to any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Sponsor without the prior written approval of the Company. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

[Signature Page Follows]

Very truly yours,

QUEEN’S GAMBIT GROWTH CAPITAL

By: /s/ Anastasia Nyrkovskaya

Name: Anastasia Nyrkovskaya

Title: Chief Financial Officer

AGREED TO AND ACCEPTED BY:

QUEEN’S GAMBIT HOLDINGS LLC

By: /s/ Victoria Grace

Name:Victoria Grace

Title:Chief Executive Officer

Signature Page to

amended Administrative support Agreement